SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: November 25, 2002


                               Semtech Corporation
             (Exact name of registrant as specified in its charter)


          Delaware                   1-6395             95-2119684
(State or other jurisdiction of   (Commission  (IRS Employer Identification No.)
 incorporation or organization)   File Number)


200 Flynn Road
Camarillo, California                                 93012-8790
(Address of Principal Executive Offices)              (Zip Code)


                          (805) 498-2111 (Registrant's
                     telephone number, including area code)

Item 5.  Other Events.
         ------------

         The Registrant issued the press release, filed as Exhibit 99.1 hereto, on November 25, 2002.

Item 7.  Financial Statements and Exhibits.
         ---------------------------------

Exhibit Number   Description of Document

99.1             Press Release of the Registrant dated November 25, 2002.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 25, 2002                      SEMTECH CORPORATON


                                             By: /s/ David G. Franz, Jr.
                                             ------------------------------
                                                 David G. Franz, Jr.
                                                 Chief Financial Officer

                                INDEX TO EXHIBITS


Exhibit Number     Description of Document

99.1               Press Release of the Registrant dated November 25, 2002.

                                                                    Exhibit 99.1



                     SEMTECH ANNOUNCES THIRD QUARTER RESULTS

                                                       1:30 p.m. PT

                                                       Monday, November 25, 2002

     CAMARILLO, CALIFORNIA, November 25, 2002 - SEMTECH CORPORATION (Nasdaq:
SMTC) today announced results for its fiscal year 2003 third quarter that ended October 27, 2002.
     Sales for the third quarter of fiscal year 2003 were $47.2 million, up 8 percent from sales of $43.7 million in the third quarter of fiscal year 2002. On a sequential basis, net sales were down 9 percent.
     Gross margin in the third quarter of fiscal year 2003 was 56 percent, up from 55 percent in prior year. Operating income was $8.5 million, which included one-time costs of $1.2 million for an expected loss on the future sub-lease of the Company's New York office and asset impairment at the Corpus Christi, Texas wafer fabrication facility. Operating income was $13.2 million in the second quarter of fiscal year 2003 and $9.0 million in the third quarter of fiscal year 2002.
     Interest and other income in the third quarter included $10.7 million of pre-tax gain on the repurchase of the Company's convertible subordinated notes. This gain, which was higher than forecast, was responsible for the increase in the effective tax rate for the third quarter. The Company's effective tax rate is expected to return to 25 percent in the fourth quarter.
     Net income was $13.0 million or 17 cents per diluted share for the third quarter of fiscal year 2003. For the third quarter of fiscal year 2002, the Company reported net income of $9.1 million or 12 cents per diluted share.
     Operating cash flow was a positive $10.7 million and $44.4 million for the third quarter and first nine months of fiscal year 2003, respectively. Semtech's cash and marketable securities, net of debt, finished the quarter at $226.6 million, up $11.3 million over the second quarter even after the buyback of $7.8 million in common stock. Operating cash flow for all of fiscal year 2003 is forecasted to be a positive $60.0 million.
     Sales for the nine months ended October 27, 2002 were $148.4 million, up 3 percent from $144.8 million in the prior year period. Net income for the first nine months of fiscal year 2003 was $34.1 million or 44 cents per diluted share, which compared to net income of $17.3 million or 25 cents per diluted share in the first nine months of fiscal year 2002.
     Results for the first nine months of fiscal year 2003 include $1.2 million of one-time costs for an expected loss on a sub-lease and asset impairment, $11.2 million of pre-tax gain on the repurchase of convertible subordinated notes, and the sale of $862,000 of inventory that was previously written-off. Included in the prior year nine-month results were one-time costs of $16.7 million for the write-down of inventory, headcount reductions and a Superfund settlement, and $2.3 million of pre-tax gain on the repurchase of convertible subordinated notes.

     Third Quarter Commentary

     Shipments of Portable Power Management and Test and Measurement Products grew sequentially in the third quarter. Power Management shipments into the portable equipment markets have increased 239 percent from the third quarter of last year and represent 19 percent of Semtech's third quarter revenues. Sales of all other product lines declined in the third quarter. Shipments to desktop computer customers were down in the quarter as a result of lower available content and increased competition.
     Visibility remains low, as customers are still only placing backlog for near-term business. Portable Power Management orders were up 42 percent sequentially, Protection and Desktop/Server Power Management were up slightly and all other major product lines declined. Orders for Test and Measurement Products declined sequentially by 50 percent.
     Jack Poe, Chairman and CEO commented, "As a result of our new product development and design win efforts in the areas of portable devices, industrial, telecom and networking equipment, the Power Management business is much more diversified. This diversification will continue over the next twelve months, as we ship new Power Management Products into the industrial and communications markets."
     Mr. Poe added, "The prospects for fiscal year 2004 are improving. Based on current forecasts, all of our major product lines are expected to grow during calendar year 2003, with acceleration likely during the second half of the year. Test and Measurement Products face the toughest growth challenge, especially in the first half of the year due to the weak ATE market."

     Design Wins and Growth Opportunities

     While bookings in the third quarter reflected cautious customer order patterns, new product introductions and design win activity continued unabated. Five hundred new design wins were recorded in the third quarter with annual potential revenue of $63.0 million. Cellular phones were the largest end application in new designs, followed by desktop and notebook computers. The trend towards more advanced cell phones with color screens has increased the available content. Design wins for Semtech's patented Combi-Sense(TM) topology used to power desktop computers should lead to significant market-share improvement beginning in the second quarter of next year.

     Outlook

     Semtech estimates that net sales for the fourth quarter of fiscal year 2003 will be in the range of $43.0 to $45.0 million. Turns orders (orders received and shipped in the same quarter) of approximately 47 percent are required to achieve this forecast. Gross margin is expected to improve slightly from the third quarter and earnings are forecasted to be in the range of 9 to 11 cents per diluted share. The earnings forecast assumes $2.0 million of interest and other income, which can vary based on the amount of convertible subordinated debentures repurchased in the quarter.
     The Company expects fourth quarter revenues for most product lines to be flat with the third quarter. Sales out of Test and Measurement and Power Management for computer gaming applications are expected to decline.

     Buyback Update

     Semtech spent $61.1 million in the open market during the third quarter of fiscal year 2003 to buyback 729,300 shares of common stock and $65.2 million face value of its convertible subordinated notes. An additional $50.0 million was authorized in September 2002, raising the total amount of the current buyback program to $200.0 million. Since January 2001, the Company has bought back $167.6 million in stock and notes under this program.
     David Franz, Chief Financial Officer noted, "Our strong cash flow and weakness in the financial markets allowed the Company to accelerate its buyback of debentures and stock in the quarter."

     About Semtech

     Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

     Safe Harbor Provision

     Statements contained in this release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including projections and forecasts for revenue and gross margin, involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic conditions, the timing and duration of semiconductor market upturns or downturns, demand for personal computers, cellular phones and automated test equipment, demand for semiconductor devices in general, competitors' actions, relations with large strategic customers and suppliers, manufacturing costs and yields, demand for the Company's products in particular, and risks associated with the businesses of major customers. Other factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company's prospects in general are described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect subsequent events or changed assumptions or circumstances.

     Investor Relations Contact
     John Baumann, Treasurer, Telephone: 805-480-2010


                               SEMTECH CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (In thousands - except per share amounts)

                                            Three Months Ended          Nine Months Ended
                                       --------------------------------------------------------
                                        (Unaudited)     (Unaudited) (Unaudited)     (Unaudited)
                                        October 27,   October 28,   October 27,   October 28,
                                            2002          2001          2002          2001
                                       --------------------------------------------------------
Net sales                                    $47,168       $43,745      $148,427      $144,805
Cost of sales                                 20,736        19,616        63,583     77,595 (c)
                                       --------------------------------------------------------
Gross profit                                  26,432        24,129        84,844        67,210
                                       --------------------------------------------------------
Operating costs and expenses:
Selling, general and administrative            8,790         7,982        26,018        25,912
Product development and engineering            7,912         7,150        23,709        22,517
One-time costs                              1,202 (a)            -      1,202 (a)     2,727 (b)
                                       --------------------------------------------------------
Total operating costs and expenses            17,904        15,132        50,929        51,156
                                       --------------------------------------------------------
Operating income                               8,528         8,997        33,915        16,054

Interest and other income, net                10,649         3,670        13,368         7,920
                                       --------------------------------------------------------

Income before provision for taxes             19,177        12,667        47,283        23,974
Provision for taxes                            6,137         3,547        13,164         6,713
                                       --------------------------------------------------------
Net income                                   $13,040        $9,120       $34,119       $17,261
Earnings per share:
Basic                                          $0.18         $0.13         $0.47         $0.25
Diluted                                        $0.17         $0.12         $0.44         $0.25
Weighted average number of shares:
Basic                                         73,389        70,605        73,139        69,505
Diluted                                       76,721        78,338        77,430        77,559

   Notes regarding Consolidated Statements of Income:

(a) "One-time costs" of $1.2 million in fiscal year 2003 were for an expected loss on the future sub-lease of the Company's New York office and asset impairment at the Corpus Christi, Texas wafer fabrication facility.

(b) "One-time costs" of $2.7 million in fiscal year 2002 were for headcount reductions and a Superfund settlement.

(c) "Cost of sales" for fiscal year 2002 includes a $14.0 million write-down of inventory.



                               SEMTECH CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                             October 27,     January 27,
                                                 2002            2002
                                          ---------------------------------
                                             (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                         $144,560         $46,300
Temporary investments                              232,764         324,870
Receivables, less allowances                        21,111          19,181
Inventories                                         20,070          22,728
Income taxes refundable                                  -           2,019
Deferred income taxes                               11,973          11,786
Other current assets                                 2,955           3,372
                                          ---------------------------------
Total current assets                               433,433         430,256
Property, plant and equipment, net                  52,270          51,516
Investments, maturities in excess of 1
 year                                              106,260         172,332
Deferred income taxes                               26,025          27,659
Other assets                                         5,228           8,638
                                          ---------------------------------
TOTAL ASSETS                                      $623,216        $690,401
                                          =================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                    $7,148          $7,341
Accrued liabilities                                 11,578          16,845
Deferred revenue                                     3,146           1,936
Income taxes payable                                 2,240           1,099
Other current liabilities                               62              65
                                          ---------------------------------
Total current liabilities                           24,174          27,286
Long-term debt                                     256,970         364,320
Total Stockholders' equity                         342,072         298,795
                                          ---------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
                                                 $ 623,216       $ 690,401
                                          =================================